EXHIBIT 10.29
Exact Sciences Corporation
Incentive Stock Option Award Agreement
Cover Sheet
Exact Sciences Corporation, a Delaware corporation, hereby grants to you (the Grantee named below), and you hereby accept, an Option on the following terms and subject to the terms and conditions specified in the attached Terms and Conditions.
        Controlling Plan:  Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan
        Grantee:
        Grant Date:
        Exercisability Start Date:
        Number of Option Shares:
        Option Price per Share: (which is the Fair Market Value on the Grant Date)
        Type of Option Shares: This Option is intended to be an Incentive Stock Option. To the extent this Option fails to qualify as an Incentive Stock Option for any reason, the Option shall be treated as a Non-qualified Stock Option. The Company makes no representation or guarantee that this Option or any portion of the Option will qualify as an Incentive Stock Option.
        Expiration Date:  (which is 10 years from the Grant Date)
IN WITNESS WHEREOF, the Company and you have caused this instrument to be executed as of the Grant Date set forth above. If (1) you do not accept your Award Agreement through the online acceptance process within 120 days following the Grant Date (the “Deadline”), and (2) you do not provide written notice to the Company of your rejection of the Award Agreement by the Deadline, then the Company will automatically accept the Award Agreement on your behalf.

              EXACT SCIENCES CORPORATION
             Sign Name:
Participant Name      Print Name: Kevin T. Conroy
              Title: President and CEO
Exact Sciences Corporation
Incentive Stock Option Award Agreement
Terms and Conditions

1. Grant Under Plan. The Company sponsors the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (the “Plan”). The Plan and a prospectus describing the Plan (the “Prospectus”) have been delivered to you. The Plan is also available upon request (and publicly filed), and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). This Option is subject to the terms and conditions of the Plan and this Award Agreement. You acknowledge having read the Plan and the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Award Agreement.
2. Exercisability and Term of Option. This Option shall become exercisable and remain exercisable only in accordance with Exhibit A attached hereto.
3. Grant as Incentive Stock Option. This Option is intended to qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the shares of Common Stock with respect to which this Option is exercisable (the “Option Shares”) for the first time by you during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, this Option, or portion thereof that exceeds such limit (according to the order in which it was granted), shall be treated as a Non-qualified Stock Option. To the extent this Option fails to qualify as an Incentive Stock Option for any other reason, the Option shall be treated as a Non-qualified Stock Option. The Company makes no representation or guarantee that this Option or any portion thereof will qualify as an Incentive Stock Option. If you dispose of the Option Shares prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the Option Shares are transferred to you pursuant to the exercise of the Option (a “Disqualifying Disposition”), you shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. You also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.
4. Payment of Option Price. The Option Price shall be paid by one or any combination of the following forms of payment:
(a) in cash, or by check payable to the order of the Company; or
(b) in accordance with procedures as may be established by the Company and communicated to you in writing, by delivery of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price.
5. Method of Exercising Option. Subject to the terms and conditions of this Award Agreement, this Option may be exercised by written notice to the Company at its principal executive office, or in accordance with such other procedures as may be established by the Company and communicated to you in writing. Such notice shall state the election to exercise this Option and the number of Option Shares for which it is being exercised and shall be accompanied by payment of the full Option Price of such Option Shares.
6. No Rights as Stockholder until Exercise. You shall have no rights as a stockholder with respect to the Option Shares until such time as you have exercised this Option by delivering a notice of exercise and have paid in full the Option Price for the Option Shares so exercised in accordance with Section 5 immediately above. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.
7. Capital Changes and Business Successions. The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. The Plan contains provisions covering the treatment of options in a number of contingencies such as stock splits and mergers.

Provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.
8. Miscellaneous.
(a) Notices. The Company may, in its sole discretion, decide to deliver any documents related to this Option or future Awards that may be granted under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.
(b) Severability; Entire Agreement. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Award Agreement together with any applicable provisions of any employment agreement constitute the final understanding between you and the Company regarding the Option Shares; provided, in the event of any conflict between the terms of an employment agreement and this Award Agreement, the terms of the employment agreement govern. Any prior agreements, commitments or negotiations concerning the Option Shares are superseded.
(c) Clawback; Insider Trading Policy. If any of the Company’s financial statements are required to be restated, the Company may recover all or a portion of this or any other Award made to you under the Plan with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount, as determined by the Committee, by which the affected Award exceeds the amount that would have been payable had the financial statements been initially filed as restated. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. This Award and any other Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time. You hereby acknowledge and consent to the Company’s application, implementation and enforcement of any applicable Company clawback policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation that may apply to you, whether adopted prior to or following the date of any Award made to you under the Plan. The Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action. In addition, you acknowledge and agree that you are subject to the Company’s Insider Trading Policy, which may be found in the Company’s Employee Handbook. To the extent allowed by applicable law, if it is determined at any time that you have engaged in any transactions involving the Company’s common stock in violation of the Company’s Insider Trading Policy, the Company will be entitled to apply this Section 8(c) to cause the cancellation, recoupment, rescission, or payback of the Award or any amount of benefit received pursuant to the Award.
(d) Grantees Employed Outside the U.S. Notwithstanding any provisions in this Award Agreement to the contrary, this Option shall be subject to any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit B to this Award Agreement. You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Award Agreement, including any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit B. IN THE EVENT OF ANY CONFLICT BETWEEN THIS AWARD AGREEMENT, EXHIBIT A AND EXHIBIT B, THE PROVISIONS OF EXHIBIT B SHALL PREVAIL AND CONTROL THIS OPTION.

Exact Sciences Corporation
Incentive Stock Option Award Agreement
Exhibit A to Terms and Conditions - Exercisability
1. Exercisability of Option if Service Continues; Term of Option. All of the Option Shares initially shall be unexercisable shares. For so long as you remain continuously a Service Provider to the Company the Option Shares shall become exercisable according to the schedule set forth below and you may exercise this Option as to any exercisable shares:

Exercisability Date		Number of Exercisable Shares
	-	25% of the Option Shares
	-	25% of the Option Shares
	-	25% of the Option Shares
	-	25% of the Option Shares
Notwithstanding the foregoing, the Board may, in its discretion, accelerate the date that any installment of this Option becomes exercisable. The foregoing rights are cumulative and (subject to Sections 2 and 3 immediately below if you have a Separation from Service) may be exercised only before the Expiration Date. Following the expiration of this Option in accordance with the preceding sentence, all your rights hereunder will be forfeited and canceled in their entirety.
2. Separation from Service.
(a) Other Than for Cause. If you have a Separation from Service, other than by reason of death or disability as defined in Section 3 immediately below or termination for Cause, no further installments of this Option shall become exercisable, and this Option shall expire (that is, may no longer be exercised) after the passage of three months from your last day of Service, but in no event later than the scheduled Expiration Date. Following the expiration of this Option in accordance with the preceding sentence, all your rights hereunder will be forfeited and canceled in their entirety.
(b) For Cause. If you have a Separation from Service for Cause, this Option shall expire (that is, may no longer be exercised) upon your receipt of written notice of such termination and shall thereafter not be exercisable to any extent whatsoever. Following the expiration of this Option in accordance with the preceding sentence, all your rights hereunder will be forfeited and canceled in their entirety.
3. Death; Disability.
(a) Death. If you die while in Service to the Company, this Option may be exercised, to the extent otherwise exercisable on the date of death, by your estate, personal representative or beneficiary to whom this Option has been transferred, only at any time within 180 days after the date of death, but not later than the scheduled Expiration Date. Following the expiration of this Option in accordance with the preceding sentence, all your rights hereunder will be forfeited and canceled in their entirety.
(b) Disability. If you have a Separation from Service by reason of your disability, this Option may be exercised, to the extent otherwise exercisable on the date of cessation of Service, only at any time within 180 days after such cessation of Service, but not later than the scheduled Expiration Date. Following the expiration of this Option in accordance with the preceding sentence, all your rights hereunder will be forfeited and canceled in their entirety. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

4. Automatic Exercise if In-the-Money at Expiration. Notwithstanding any provision herein to the contrary, to the extent this Option is exercisable as of the date it would otherwise expire unexercised, and if the Fair Market Value of the Option Shares as of such date exceeds the Option Price, this Option, to the extent exercisable, shall automatically be exercised as of such date by a net exercise cashless method under which a number of Option Shares shall be withheld to cover the Option Price and any required tax withholding requirements, with the net shares after such costs of exercise issued to you. Such automatic exercise procedures shall not apply to this Option if you have so elected in writing under such procedures as the Company may establish from time to time or if you have a Separation from Service for Cause.

Exact Sciences Corporation
Incentive Stock Option Award Agreement
Exhibit B to Terms and Conditions - Employee Based Outside the U.S.
DATA PRIVACY
By accepting the option set forth in this Award Agreement to which this Exhibit B is attached (the “Option”), you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Option.
You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Option. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Option. You understand that Data will be held only as long as is necessary to implement, administer and manage the Option. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Option or other awards or administer or maintain such awards (so you would forfeit the Option and any such awards that are outstanding). Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from the Option. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
ADDITIONAL ACKNOWLEDGEMENTS
By entering into this Award Agreement and accepting the grant of the Option evidenced hereby, you acknowledge, understand and agree that:
(a) the Option is granted voluntarily by the Company and is discretionary in nature;
(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of options or benefits in lieu of options, even if such awards have been awarded in the past;
(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d) the grant of the Option shall not create a right to further employment or other service relationship with your employer and shall not interfere with the ability of your employer to terminate your employment or other service relationship at any time, with or without Cause;
(e) you are voluntarily accepting the grant of the Option;
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(f) the Option and any payment made pursuant to the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;
(g) in the event that you are not an employee of the Company, the Option and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Option will not be interpreted to form an employment contract with any Subsidiary;
(h) the future value of the shares of Common Stock which determine the amount of the payment made pursuant to the Option is unknown and cannot be predicted with certainty;
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Option and, in consideration of the grant of the Option to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j) for purposes of the Option, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be permitted to exercise any portion of the Option pursuant to this Award Agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Option (including whether you may still be considered actively employed while on an approved leave of absence);
(k) unless otherwise provided in this Exhibit B, you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Option;
(l) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(m) neither your employer, the Company or any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or any payment made pursuant to the Option; and
(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Option before taking any action in relation thereto.
LANGUAGE
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If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.
CHOICE OF LAW/VENUE
The validity, construction and effect of this Award Agreement are governed by, and subject to, the laws of the State of Wisconsin without giving effect to the principles of conflicts of law, provided that the provisions set forth herein that are required to be governed by the Delaware General Corporation Law shall be governed by such law, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the federal and state courts located in the State of Wisconsin, where this grant is made and/or to be performed, and no other courts.
FURTHER ACTIONS
The Company reserves the right to impose other requirements on the Option to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Option and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
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